Exhibit 99.1

           MCAFEE, INC. REPORTS THIRD QUARTER REVENUE OF $253 MILLION

            ENTERPRISE REVENUE GROWTH ACCELERATES 20% YEAR OVER YEAR

    SANTA CLARA, Calif., Oct. 27 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE:
MFE) today announced that for the third quarter ended September 30, 2005, consolidated net revenue was $253 million. On a GAAP basis, McAfee's third quarter net earnings were $23 million, or $0.13 per share -- diluted. On a non-GAAP basis, third quarter net earnings were $63 million, or $0.37 per share -- diluted. Pro-forma operating margins for the third quarter improved to 30.3% year over year and GAAP operating margins were 6.1% for the quarter.

    Financial Highlights

    -- New McAfee revenue in the quarter grew by 20% year over year, with bookings increasing 17% globally. For comparison purposes, new McAfee revenue excludes the Magic and Sniffer businesses sold in 2004 and the McAfee Research business sold in April 2005.

    -- For comparison purposes, the Q3 2004 GAAP earnings per share number included a one-time $187 million gain primarily related to the sale of the Sniffer business.

    -- Overall, McAfee consumer revenue in the quarter grew by 26% year over year to $116 million, with bookings increasing by 14%. Revenue from the online consumer services in the quarter grew by 55% year over year.

    -- The McAfee online consumer services added 1.9 million net new subscribers in the quarter, bringing the total number of unique subscribers to 15 million.

    -- McAfee revenue from small and medium sized businesses (SMBs) increased 11% year over year, representing 24% of the company's net revenue. Revenue from large enterprises increased 20% year over year, representing 30% of the company's net revenue.

    -- Deferred revenue grew by $15.4 million in the quarter to end the quarter at $656.9 million.

    -- McAfee ended the third quarter with cash and cash equivalents, restricted cash, and investments of $1.198 billion ($50.6 million of which is restricted cash).

    Financial Outlook

    -- McAfee expects net revenue for the fourth quarter of 2005 to be between $255 million and $280 million and non-GAAP net earnings to be between $0.33 and $0.39 per share. The guidance reflects a 25% tax rate.

    -- McAfee is raising its full year 2005 net revenue guidance to between $990 million and $1.015 billion and non-GAAP net earnings guidance to between $1.28 and $1.34 per share. The guidance reflects a 25% tax rate.

    -- McAfee is providing full year 2006 preliminary guidance. The company expects net revenue of between $1.150 billion and $1.250 billion, representing 20% growth at the middle of the range. The company expects full year non-GAAP earnings per share of between $1.35 and $1.50. The guidance reflects a 27% tax rate.

    "2005 has been a year of exceptional growth for McAfee, across all technologies and market segments," said George Samenuk, chairman and chief executive officer of McAfee, Inc. "We continue to hear positive feedback from our customers and partners about our market-leading technology and the strong results demonstrate the success of McAfee's focus on providing proven security solutions for users of all sizes."

    Business Highlights

    -- During the quarter, McAfee was recognized for its commitment to its channel partners, receiving the prestigious Difference in Distribution award from Tech Data for its exceptional level of engagement with the distributor. Additionally, the company was awarded Best Software Company at the CompTIA Breakaway Conference. Voted on by conference participants, the award was given based on McAfee's strong commitment and the clear investments that have been made to the channel program in the last year. McAfee also received the Award of Excellence for the security category from Ingram Micro.

    -- During the quarter, the company introduced its Clean Pipes initiative to empower Service Providers (SPs) to deliver managed security services thereby increasing their revenue earning opportunities. Through the Clean Pipes strategy, SPs will be able to offer their customers value-added services that stop threats before they impact networks, computing infrastructure or mobile devices, as a managed service.


    -- McAfee joined forces with the National Cyber Security Alliance (NCSA) and federal and state governments, major Internet corporations, associations, and universities to actively promote cyber security awareness through the October Awareness Month campaign. Organized by NCSA, the National Cyber Security Awareness Month is designed to actively promote the awareness of cyber security issues and online identity theft.

    -- McAfee teamed with the American Red Cross to support Hurricane Katrina and other natural disaster relief efforts. The company and its employees have given over $500,000 in financial contributions and product donations to the American Red Cross. Additionally, McAfee donated software to relief centers, held collection drives for items such as clothing, food and school supplies, and organized employee volunteer teams to assist relocated families. McAfee's financial contributions will be used to help support the immediate humanitarian relief efforts and will support the American Red Cross' Hurricane 2005 Relief Fund.

    --  McAfee expanded its partner base in the consumer space, including:

        o McAfee and Gateway announced an exclusive two-year agreement to preinstall the McAfee(R) Internet Security Suite on all Gateway and eMachines PCs sold worldwide for both the consumer direct and retail product lines starting at the end of this year. Consumers will get a free 90-day complimentary subscription to the McAfee Internet Security Suite, after which they can purchase a subscription. In addition, McAfee will be the exclusive security provider for Gateway's "Configure to Order" service for 15-month, 24-month or 36-month licenses to the McAfee Internet Security Suite.

        o Dell is providing more security solution choices to consumers and small businesses as the first McAfee partner to add 24-month and 36-month subscriptions options to McAfee(R) SecurityCenter, a comprehensive, multi-layered security solution that helps to protect against viruses, spyware, spammers, hackers, and "phishing" scams. These new multi-year offers complement the existing 15-month subscription that is available from Dell.

        o McAfee partnered with M-Systems, a global leader in the USB market, to develop McAfee Anti-Virus for the U3 platform for USB devices. Based on McAfee's award-winning anti-virus technology, it detects and removes viruses, worms, and Trojans, scanning the USB smart drive and the memory of the computer to which it connects, to ensure the U3 USB drive is protected against security threats. U3 USB smart drives host U3 smart applications, computer settings and data on the device, allowing people to carry their "personal workspace" with them for use on other PCs. McAfee Anti-Virus for the U3 USB device is pre-loaded on the device and is now available at Best Buy stores as a Geek Squad product.

        o Bulldog Communications, a Cable & Wireless company, is offering McAfee Internet Security Suite to its broadband customers.

        o McAfee partnered with Mobistar (EURONEXT BRUSSELS: MOBB), a leading telecommunications company in Belgium that serves 2.9 million customers, to offer McAfee VirusScan, Personal Firewall Plus, and SpamKiller programs.

        o McAfee partnered with KPN Internet, a leading telecommunications company in the Netherlands that serves 2.6 million customers, to offer their Planet Internet and Het Net customers McAfee security for their desktops.

        o AOL, a key strategic partner for the last few years, expanded its McAfee offering to include two new services, offering premium services to former or departing AOL members and enabling AOL to sell the McAfee Internet Security Bundle to non-AOL subscribers.

        o McAfee partnered with Comcast, a leading broadband provider, to provide McAfee VirusScan, McAfee Personal Firewall Plus, and McAfee Privacy Service to its 7.7 million high-speed Internet customers, providing them with one powerful, easy-to-use security solution for protection against online threats.

        o McAfee renewed its contract with MSN to provide McAfee VirusScan and McAfee Personal Firewall Plus to subscribers of MSN Premium services.

    -- McAfee continued to help its small to large business customers secure their systems and networks from malicious code, phishing, spyware and other online threats.

        o McAfee enhanced its Secure Content Management family of products with two new solution sets aimed at small to large businesses. McAfee released three new appliances, McAfee(R) Secure Web Gateway, Secure Messaging Gateway and Secure Internet Gateway, which help administrators block access to Web sites associated with potentially unwanted programs and malware. The company also announced McAfee(R) Secure Messaging Service for Small Businesses and McAfee Secure Messaging Service for Enterprises, which provide email threat prevention and flexible policy management to business customers looking to reduce the burden of securing and managing their email systems.

        o McAfee also released McAfee(R) ePolicy Orchestrator(R) (ePO(TM)) 3.6, the industry's first fully integrated system security management solution. With McAfee ePO 3.6, administrators enjoy comprehensive management of system security -- automating vital security activities, proactively mitigating the risk of non-compliant systems and effectively monitoring and managing enterprise system protection.

        o McAfee extended its platform support for Macintosh users with the release of McAfee(R) Virex(R) for Macintosh(R). The solution now offers support for the Mac OS X 10.4 (Tiger) operating system. With extended support for Apple's newest Mac OS X, small to large businesses can implement real-time prevention of viruses, worms, Trojans and other potentially unwanted programs across their Macintosh and heterogeneous environments.

        o McAfee delivered the industry's first host intrusion prevention solution with USB device control capabilities. McAfee Entercept now offers new features to control the use of USB storage devices, helping organizations have a proven solution to protect the availability, integrity, and confidentiality of their data, applications, and other critical assets by blocking USB-based attacks before they can proliferate on the system or network.

    -- McAfee introduced its new line of 2006 products for consumers, including:

        o McAfee released McAfee(R) Wireless Home Network Security 2006, a software product for consumers that provides industry standard, wireless security protection against data theft, unauthorized network access, and broadband "freeloading" through an easy and intuitive one-click interface. McAfee developed Wireless Home Network Security based on the technology of Wireless Security Corp., a company it acquired in June.

        o McAfee released the McAfee(R) Internet Security Suite 2006. It helps prevent viruses, spyware, hackers, and "phishing" scams that may result in identity theft, damage -- including permanent loss -- of irreplaceable documents and files, such as digital photos and personal financial data. The software program also prohibits unauthorized access to and from the Internet, blocks unwanted or persistent pop-up ads or annoying potentially unwanted programs which may lead to poor PC performance, manages cookies, and filters unwanted and offensive Internet and e-mail content.

        o McAfee VirusScan(R) helps prevent viruses from damaging irreplaceable documents such as digital photos, family movies, and financial data. PC Magazine awarded McAfee VirusScan 2006 Editors' Choice award.

        o McAfee(R) Personal Firewall Plus helps prevent hacker attacks, safeguarding photos, documents, personal information, and online communications by continually preventing hacker attacks to the PC.

        o McAfee(R) Privacy Service, helps prevent sensitive content, including financial information, from being transmitted, while providing greater control over families' Internet experiences.

        o McAfee(R) SpamKiller(R) blocks unwanted and malicious email, helping users regain control of their inboxes. It also protects personal and financial information against known "phishing" scams by blocking access to known and potentially fraudulent websites.

        o McAfee(R) QuickClean(TM) optimizes PC performance by removing unused and sensitive files, folders, shortcuts, and temporary files that accumulate over time.

        o McAfee(R) AntiSpyware detects potentially unwanted programs, such as spyware and Trojans, before they compromise personal information or slows a PC's performance.

    -- McAfee received strong validation in the quarter, including the achievement of:

        o CMP Media's Software Development magazine awarded McAfee Best Employer in its Third Annual Reader's Choice awards.

        o Network World Magazine's Clear Choice Award for taking the top spot in a competitive anti-spyware review. McAfee(R) Secure Web Gateway was rated the top anti-spyware solution in this head-to-head comparative review, surpassing all other desktop and gateway anti-spyware solutions with its superior detection and prevention capabilities, instinctive installation and ease-of-use.

        o First place in eWeek's competitive anti-spyware review with McAfee Anti-Spyware Enterprise and McAfee VirusScan Enterprise 8.0i. According to the review, "Overall, we found that McAfee Anti-Spyware Enterprise generally provided the most complete spyware identification and cleaning capabilities." "Only McAfee's VirusScan Enterprise 8.0i suite is worthy of consideration as the sole anti-spyware solution on the corporate desktop at this time."

        o West Coast Labs' Checkmark certification for McAfee(R) Anti-Spyware Enterprise in the Spyware protection category. McAfee Anti-Spyware Enterprise detected 100% of the spyware samples in the test suite, providing IT administrators with the assurance that McAfee Anti-Spyware Enterprise meets West Coast Labs' stringent test requirements for the detection of spyware.

        o McAfee(R) VirusScan(R) 2006 for consumers was honored by PC Magazine with the Editors' Choice award in the anti-virus software category where its excellent anti-virus and spyware protection were noted.

        o McAfee Internet Security Suite for consumers was named "2005 Best Security Software" by PC World Latin America.

    -- In the third quarter, McAfee AVERT, the company's Anti-Virus and Vulnerability Emergency Response Team, provided proactive, zero-day protection against the exploitation of eighteen Microsoft vulnerabilities, several of the Cisco IOS vulnerabilities and safeguarded customers from a wave of threats that had been working to exploit a hole in the plug-and-play feature in the Windows operating system. This included the MS05-039ircbot.worm! -- rated High by McAfee -- which appeared seven days from the initial announcement of the Microsoft vulnerability.

    -- McAfee announced several customers that have benefited from McAfee's system and network security solutions, including:

        o SBC Communications Inc., which selected McAfee's anti-virus and content filtering technology for business and residential customers of the SBC Unified Communications(SM) service.

        o INAIL Italy, the Italian government insurance agency, purchased multiple products including anti-virus, intrusion prevention, WebShield and professional services.

        o Vignette Corp., which implemented McAfee IntruShield, McAfee(R) Active Virus Defense suite and McAfee Anti-Spyware Enterprise to help detect and defend against attacks, while monitoring and quantifying all network activity.

        o The Cancer Council of South Australia, which selected and implemented McAfee(R) VirusScan(R) Enterprise 8.0i and McAfee Anti-Spyware Enterprise to protect its critical applications and data against today's powerful security threats.

        o Good Hope School, which implemented McAfee Managed VirusScan as a highly reliable, cost-effective managed security solution to safeguard its campus against malicious threats.

    Conference Call Information

    -- The company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call 888-790-2935 (U.S.) or 517-623-4381 (international), pass code: MFE.

    -- Attendees should dial in at least 15 minutes prior to the conference call.

    -- A replay of the call will be available until November 30, 2005 by calling 800-262-4960 (U.S.), or 203-369-3221 (international).

    -- The audio of the call may also be found on the Internet at: http://www.mcafee.com/earnings .

    About McAfee, Inc.
    McAfee, Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

    NOTE: McAfee, VirusScan, ProtectionPilot, Virex, Foundstone, IntruShield, LinuxShield and ePolicyOrchestrator are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

    Disclosure Statements
    Non-GAAP net earnings and pro-forma operating margin exclude amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges, divestiture expense, proposed legal settlement charge, in process research and development, gain on sale of securities, loss on debt redemption, litigation reimbursement, interest expense on convertible debt and reimbursements associated with the transition services agreement with Network General; non-GAAP net earnings assume an effective tax rate of 25% for 2005. McAfee's management uses non-GAAP net earnings and pro-forma operating results to evaluate the company's operating performance and believes that excluding these items enhances management's and its investors' ability to evaluate McAfee's comparable historical operating results. McAfee's management believes that all disclosures are adequate to make the information presented not misleading.

    McAfee is unable to provide a non-GAAP to GAAP reconciliation of projected fourth quarter and full year 2005 net earnings and net earnings per share. Among other reasons, such amounts are not known or cannot be reasonably estimated at this time or, in the case of stock options, the amount of any compensation charge (credit) related to stock options may depend on changes in the trading price of McAfee's common stock.

    McAfee estimates that every $1 increase, if any, in its stock price from the price on September 30, 2005, will increase its third quarter stock-based compensation charge by approximately $0.4 million, assuming that outstanding options subject to variable accounting remain constant. With respect to the other items, it is estimated that (i) for the fourth quarter of 2005 restructuring charges will be in the range of $0.1 million to $2 million based on decisions made prior to the first quarter of 2005 for which the actions will occur in 2005 but excluding additional restructuring activities that may be taken after September 30, 2005, (ii) for the fourth quarter 2005 amortization expense will be approximately $2.6 million on intangibles and trademarks, and $3.9 million on purchased technology and (iii) for the fourth quarter of 2005 other charges related to the IntruVert, Foundstone and Wireless Security Corporation acquisitions will be approximately $0.8 million. The estimate for amortization expense does not include any future impairment of intangible assets with respect to previous acquisitions nor does it include any intangible assets that may be acquired through future acquisitions.

    Forward-Looking Statements
    The foregoing contains forward-looking statements which include those regarding expected operating results for the fourth quarter and full-year 2005 and full year 2006; McAfee's continued commitment to the channel and its channel partners; the Clean Pipes initiative; new product introductions and related product benefits; estimates for certain charges for the fourth quarter and full year of 2005; and anticipated benefits of its partnerships. Actual results could vary perhaps materially and the expected results may not occur. McAfee may not succeed in its efforts to grow its business, build upon its technology leadership or capture market share, notwithstanding related commitment or related investment. The company may not benefit from its strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the company's product or technical support offerings, the company may not satisfactorily anticipate or meet its customers' needs or expectations or the Clean Pipes initiative may be unsuccessful. McAfee's business, including its sales force and internal finance and IT operations, may be disrupted or otherwise strained due to company cost saving measures. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations and macro and other economic conditions both in the U.S. and internationally; successful sales force coordination and execution; attracting and retaining qualified sales force and other personnel; and successful development, introduction and adoption by customers of new products and enhancements that meet customer demand. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee's filings with the SEC including its annual report on form 10-K as amended for the year ended December 31, 2004 and its quarterly reports filed on Form 10-Q.

    Introduction to Tables
    Non-GAAP net earnings and pro-forma operating margin exclude amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges, divestiture expense, proposed legal settlement charge, in process research and development, gain on sale of securities, loss on debt redemption, litigation reimbursement, interest expense on convertible debt and reimbursements associated with the transition services agreement with Network General.

                          McAFEE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                September 30,    December 31,
                                                    2005             2004
                                                -------------    -------------
Assets:
   Cash and marketable securities               $   1,147,732    $     924,681
   Restricted cash                                     50,624              617
   Accounts receivable, net (1)                       106,242          146,376
   Prepaid expenses, income taxes and
    other current assets                              111,117          103,687
   Property and equipment, net                         86,894           91,715
   Deferred taxes                                     436,747          421,063
   Goodwill, intangibles and other
    long term assets, net                             546,482          558,393
         Total assets                           $   2,485,838    $   2,246,532

Liabilities:
   Accounts payable                             $      27,900    $      32,891
   Accrued liabilities (1)                            211,598          206,224
   Deferred revenue                                   656,910          601,373
   Accrued taxes and other long term
    liabilities                                       173,239          204,796
         Total liabilities                          1,069,647        1,045,284

Stockholders' equity:
   Common stock                                         1,696            1,623
   Treasury stock                                     (47,351)              --
   Additional paid-in capital                       1,338,079        1,178,855
   Deferred stock-based compensation                     (630)          (1,777)
   Accumulated other comprehensive income              28,996           27,361
   Retained earnings (accumulated deficit)             95,401           (4,814)
         Total stockholders' equity                 1,416,191        1,201,248
         Total liabilities and
          stockholders' equity                  $   2,485,838    $   2,246,532

(1) As of December 31, 2004, from previously reported in 10-K accounts receivable, net and accrued liabilities each increased by $8,856. This is due to a reclassification from contra accounts receivable to accrued liabilities to conform with 2005 presentation.

                          McAFEE, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (Unaudited)

                                                 Three Months Ended                Nine Months Ended
                                                    September 30,                     September 30,
                                           ------------------------------    ------------------------------
                                               2005             2004             2005             2004
                                           -------------    -------------    -------------    -------------
Net revenue                                $     252,911    $     221,633    $     734,020    $     666,389

 Cost of net revenue                              33,155           31,461          100,932           99,548
 Amortization of purchased technology              3,938            2,812           11,674            9,481

     Gross profit                                215,818          187,360          621,414          557,360

 Operating costs:

     Research and development (1)                 46,960           38,989          130,074          128,714

     Marketing and sales (2)                      71,878           82,945          219,198          272,017

     General and administrative (3)               27,276           32,928           88,548           93,445

     Reimbursement from transition
       services agreement                             (3)          (3,671)            (362)          (3,671)

     Loss (gain) on sale/disposal of
       assets and technology                         212         (187,179)            (499)        (232,583)

     Proposed legal settlement charge             50,000               --           50,000               --

     Litigation reimbursement                         --               --               --          (24,991)

     Amortization of intangibles                   2,876            3,448           10,109           10,537

     Restructuring charges
       (benefits) (4)                                (10)           8,681            5,962           11,841

     In Process R&D                                   --               --            4,000               --

     Restatement costs                                --               --               --             (250)

     Divestiture expense                             207                -              996              803

     Acquisition retention bonuses
       and severance                                 934              634            3,790            2,674

     Total operating costs
       (benefits)                                200,330          (23,225)         511,816          258,536

     Income from operations                       15,488          210,585          109,598          298,824

 Interest and other income, net (4)                7,153            4,482           16,049           12,268
 Interest expense on convertible debt                 --             (540)              --           (3,418)
 Gain on sale of securities                           --               --               --              246
 Loss on redemption of debt                           --          (15,070)                          (15,070)

     Income before provision for
       income taxes                               22,641          199,457          125,647          292,850

 Provision for income taxes                           94           81,309           25,432          106,532

     Net income                            $      22,547    $     118,148    $     100,215    $     186,318

 Net income per share - basic              $        0.14    $        0.75    $        0.61    $        1.16
 Net income per share - diluted (5)        $        0.13    $        0.70    $        0.60    $        1.08

 Shares used in per share
  calculation - basic                            166,221          158,151          164,245          160,321
 Shares used in per share
  calculation - diluted                          170,712          172,103          168,383          180,192

(1) Includes stock-based compensation charges of $1,808 and $575 for the three months ended September 30, 2005 and 2004, respectively and $569 and $2,147 for the nine months ended September 30, 2005 and 2004, respectively.

(2) Includes stock-based compensation charges of $480 and $203 for the three months ended September 30, 2005 and 2004, respectively and $188 and $890 for the nine months ended September 30, 2005 and 2004, respectively.

(3) Includes stock-based compensation charges of $705 and $485 for the three months ended September 30, 2005 and 2004, respectively and $1,312 and $892 for the nine months ended September 30, 2005 and 2004, respectively.

(4) Interest expense related to restructuring of $132 and $420 for the three and nine months ended September 30, 2004, respectively, has been reclassified out of Interest and other income, net into restructuring charges (benefits) in 2004 to conform with 2005 presentation.

(5) In computing net income per share on a diluted basis for the three and nine months ended September 30, 2004 net income has been increased by $1,546 and $7,561, respectively for the after-tax amount of interest expense recognized in the period associated with the dilutive convertible securities. The shares used in net income per share on a diluted basis includes an additional 10.6 million and 16.2 million shares, respectively, that would have been outstanding if the diluted securities had been converted as of the beginning of the period. The convertible debt was redeemed on August 20, 2004.

                          McAFEE, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (Unaudited)

                                                 Three Months Ended                Nine Months Ended
                                                     September 30,                    September 30,
                                           ------------------------------    ------------------------------
                                               2005             2004             2005             2004
                                           -------------    -------------    -------------    -------------
Net revenue                                $     252,911    $     221,633    $     734,020    $     666,389

Cost of net revenue                               33,155           31,461          100,932           99,548
Amortization of purchased
 technology                                           --               --               --               --

   Gross profit                                  219,756          190,172          633,088          566,841

Operating costs:

   Research and development                       45,152           38,414          129,505          126,567

   Marketing and sales                            71,398           82,742          219,010          271,127

   General and administrative                     26,571           32,443           87,236           92,553

   Reimbursement from transition
    services agreement                                --               --               --               --

   Loss (gain) on sale/disposal
    of assets and technology                          --               --               --               --

   Proposed legal settlement
    charge

   Litigation reimbursement                           --               --               --               --

   Amortization of intangibles                        --               --               --               --

   Restructuring charges
    (benefits) (1)                                    --               --               --               --

   In Process R&D

   Restatement costs                                  --               --               --               --

   Divestiture expense                                --               --               --               --

   Acquisition retention
    bonuses and severance                             --               --               --               --

   Total operating costs                         143,121          153,599          435,751          490,247

Income from operations                            76,635           36,573          197,337           76,594

Interest and other income,
 net (1)                                           7,153            4,482           16,049           12,268
Interest expense on
 convertible debt                                     --               --               --               --
Gain on sale of securities                            --               --               --               --
Loss on redemption of debt                            --               --               --               --

   Income before provision for
    income taxes                                  83,788           41,055          213,386           88,862

Provision for income taxes                        20,947           10,264           53,347           22,216

   Pro forma net income                    $      62,841    $      30,791    $     160,039    $      66,646

Net income per share - diluted             $        0.37    $        0.18    $        0.95    $        0.37

Shares used in per share
 calculation - diluted (2)                       170,712          172,103          168,383          180,192

(1) Interest expense related to restructuring of $132 and $420 for the three and nine months ended September 30, 2004, respectively has been reclassified out of interest and other income, net into restructuring charges (benefits) in 2004 to conform with 2005 presentation.

(2) The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of 10.6 million and 16.2 million shares for the three and nine months ended September 30, 2004. The convertible debt was redeemed on August 20, 2004.

    The accompanying reconciliation of pro forma condensed consolidated statements of income to the condensed consolidated statements of income is an integral part of the above pro forma financial information. The Company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.

                          McAFEE, INC. AND SUBSIDIARIES
     RECONCILIATION OF CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
               TO THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (Unaudited)

                                                 Three Months Ended                Nine Months Ended
                                                    September 30,                     September 30,
                                           ------------------------------    ------------------------------
                                               2005             2004             2005             2004
                                           -------------    -------------    -------------    -------------
McAfee, Inc. Pro forma net income          $      62,841    $      30,791    $     160,039    $      66,646

  Provision for income taxes                      20,947           10,264           53,347           22,216

McAfee, Inc. pro forma income
  before provision for income taxes               83,788           41,055          213,386           88,862

  Amortization of purchased
   technology                                     (3,938)          (2,812)         (11,674)          (9,481)

  Stock compensation charge                       (2,993)          (1,263)          (2,069)          (3,929)

  Reimbursement from transition
   services agreement                                  3            3,671              362            3,671

  (Loss) gain on sale/disposal of
   assets and technology                            (212)         187,179              499          232,583

  Proposed legal settlement charge               (50,000)              --          (50,000)              --

  Litigation reimbursement                            --               --               --           24,991

  Amortization of intangibles                     (2,876)          (3,448)         (10,109)         (10,537)

  Restructuring (charge) benefit                      10           (8,681)          (5,962)         (11,841)

  In Process R&D                                      --               --           (4,000)              --

  Restatement costs                                   --               --               --              250

  Divestiture expense                               (207)              --             (996)            (803)

  Acquisition retention bonuses and
   severance                                        (934)            (634)          (3,790)          (2,674)

  Interest expense on convertible
   debt                                               --             (540)              --           (3,418)

  Gain on sale of securities                          --               --               --              246

  Loss on redemption of debt                          --          (15,070)              --          (15,070)

McAfee, Inc. income before
  provision for income taxes               $      22,641    $     199,457    $     125,647    $     292,850

  Provision for income taxes                          94           81,309           25,432          106,532

McAfee, Inc. Consolidated net
  income                                   $      22,547    $     118,148    $     100,215    $     186,318

                                  McAfee, Inc.
         Revenue by Product Groups - Press Release - Total Consolidated
                                 (in thousands)

                                  Q3'05                      Q2'05                      Q1'05
                         -----------------------    -----------------------    -----------------------
McAfee                   $  252,910          100%   $  245,207          100%   $  234,051           99%

McAfee Corporate         $  136,993           54%   $  128,963           53%   $  132,924           56%
   - Enterprise              76,667           30%       72,072           29%       72,461           31%
   - SIB                     60,327           24%       56,891           23%       60,462           26%

McAfee Consumer          $  115,916           46%   $  116,243           47%   $  101,127           43%
      - McAfee.com           87,597           35%       88,582           36%       75,041           32%
      - Retail               28,319           11%       27,661           11%       26,086           11%

Divested Business
      - NAI Labs                  1            0%          175            0%        1,676            1%
      - Sniffer                  --            0%           --            0%           --            0%
      - Magic                    --            0%           --            0%           --            0%
      - PGP                      --            0%           --            0%           --            0%

Total MFE                $  252,911          100%   $  245,382          100%   $  235,727          100%

                                  Q4'04                      Q3'04                      Q2'04
                         -----------------------    -----------------------    -----------------------
McAfee                   $  242,469           99%   $  209,910           95%   $  185,411           82%

McAfee Corporate         $  150,937           62%   $  118,198           53%   $  116,458           52%
   - Enterprise              92,307           38%       63,758           29%       67,067           30%
   - SMB                     58,631           24%       54,440           25%       49,391           22%

McAfee Consumer          $   91,532           37%   $   91,712           41%   $   68,953           31%
      - McAfee.com           61,789           25%       56,518           26%       46,514           21%
      - Retail               29,742           12%       35,194           16%       22,439           10%

Divested Business
      - NAI Labs              1,684            1%        1,536            1%        1,830            1%
      - Sniffer                  --            0%       10,187            5%       38,438           17%
      - Magic                    --            0%           --            0%           --            0%
      - PGP                      --            0%           --            0%           --            0%

Total MFE                $  244,153          100%   $  221,633          100%   $  225,679          100%

                                  McAfee, Inc.
                           Bookings by Product Family
                                 (in thousands)

                                  Q3'05                      Q2'05                      Q1'05
                         -----------------------    -----------------------    -----------------------
McAfee                   $  293,819          100%   $  317,466          100%   $  281,041          100%

McAfee Corporate         $  159,767           54%   $  177,805           56%   $  148,938           53%
- Enterprise                 94,560           32%      101,251           32%       81,596           29%
- SMB                        65,207           22%       76,554           24%       67,342           24%

McAfee Consumer          $  134,052           46%   $  139,661           44%   $  132,103           47%
- McAfee.com                102,708           35%      113,866           36%      100,611           36%
- McAfee Retail              31,344           11%       25,795            8%       31,492           11%

Divested Business                --            0%           --            0%           --            0%
- Sniffer                        --            0%           --            0%           --            0%
- Magic                          --            0%           --            0%           --            0%
- PGP                            --            0%           --            0%           --            0%

Total MFE                $  293,819          100%   $  317,466          100%   $  281,041          100%

                                  Q4'04                      Q3'04                      Q2'04
                         -----------------------    -----------------------    -----------------------
McAfee                   $  315,579          100%   $  250,883           99%   $  266,010           87%

McAfee Corporate         $  190,682           60%   $  133,042           53%   $  161,662           53%
- Enterprise                119,678           38%       70,925           28%       95,709           31%
- SMB                        71,004           22%       62,117           25%       65,953           21%

McAfee Consumer          $  124,897           40%   $  117,841           46%   $  104,348           34%
- McAfee.com                 81,923           26%       82,071           32%       73,402           24%
- McAfee Retail              42,974           14%       35,770           14%       30,946           10%

Divested Business                --            0%        1,511            1%       41,362           13%
- Sniffer                        --            0%        1,511            1%       41,427           13%
- Magic                          --            0%           --            0%          (65)           0%
- PGP                            --            0%           --            0%           --            0%

Total MFE                $  315,579          100%   $  252,394          100%   $  307,372          100%

SOURCE  McAfee, Inc.
    -0-                    10/27/2005
    /CONTACT: press, Dana Lengkeek, +1-408-346-5184, investors, Kelly Blough, +1-408-346-3481, both of McAfee, Inc./
    /Web site:  http://www.mcafee.com